Exhibit 10.1

INDEPENDENT DIRECTOR AGREEMENT

This INDEPENDENT DIRECTOR AGREEMENT is made as of this ____ day of _____, ______ (the "Agreement"), by and between The Wiki Group, Inc., a Delaware corporation (the "Company") and _________ (the “Director”).

WHEREAS, the Company’s Board of Directors (the “Board”) appointed the Director as a member of the Board of Directors of the Company on ______, ______ and desires to enter into an agreement with the Director with respect to such appointment;

WHERAS, the Company has determined that the Director is “independent” pursuant to the required standards set forth in Rule 10A-3(b) of the Securities Exchange Act of 1934, as amended; and

WHEREAS, the Director wishes to accept such appointment and serve the Company on the terms set forth herein, and in accordance with, the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.           Position.  Subject to the terms and provisions of this Agreement, the Company shall cause the Director to be appointed as an executive member of the Board to fill a directorship and the Director hereby agrees to serve the Company in that position upon the terms and conditions hereinafter set forth; provided, however, that the Director's continued service on the Board after the initial term on the Board shall be subject to any necessary approval by the Company's stockholders.

2.           Duties.  During the Directorship Term (as defined in Section 5 hereof), the Director shall serve as a member of the Board, and the Director shall perform services as is consistent with Director’s position with the Company, as required and authorized by the By-Laws and Certificate of Incorporation, as amended, of the Company, and in accordance with high professional and ethical standards and all applicable laws and rules and regulations pertaining to the Director’s performance hereunder, including without limitation, laws, rules and regulations relating to a public company.

The Director will use his or her best efforts to promote the interests of the Company. The Company recognizes that the Director (i) may be a full-time employee of another entity and that his or her responsibilities to such entity must have priority and (ii) sits or may sit on the Board of Directors of other entities. Notwithstanding same, the Director will use reasonable business efforts to coordinate his or her respective commitments so as to fulfill his or her obligations to the Company and, in any event, will fulfill his or her legal obligations as an Director. Other than as set forth above, the Director shall not, without the prior notification to the Board, engage in any other business activity which could materially interfere with the performance of his or her duties, services and responsibilities hereunder or which is in violation of the policies established from time to time by the Company, provided that the foregoing shall in no way limit his or her activities on behalf of (i) his or her current employer and its affiliates or (ii) the Board of Directors of those entities on which he or she sits. At such time as the Board receives such notification, the Board may require the resignation of the Director if it determines that such business activity does in fact materially interfere with the performance of the Director’s duties, services and responsibilities hereunder.

3.            Board Committees. The Director hereby agrees to serve on or head the ___________ Committees of the Board, at the Company’s discretion, and to perform all of the duties, services and responsibilities necessary thereunder.

4.            Monetary Remuneration. Section 4 represents the exclusive compensation and benefits that the Director is entitled to for the services rendered hereunder. All payments and other consideration made or provided to the Director under Section 4 shall be made or provided without withholding or deduction of any kind, and the Director shall assume sole responsibility for discharging, all tax or other obligations associated therewith.

(a)           Stock Options.  Subject to the Board’s approval and the terms and conditions of the Company’s 2012 Stock Incentive Plan, the Company shall grant a stock option (the “Option”) to the Director to purchase five hundred thousand (500,000) shares of common stock of the Company (the “Common Stock”) at an exercise price of the fair market value of the shares of Common Stock on the date of grant.

(i)
Vesting of Stock Options. The Option shall vest and become exercisable quarterly in equal installments of one-hundred twenty-five thousand (125,000) shares over twelve (12) months, provided that the Directorship Term, as hereinafter defined, is not terminated under Section 5(d), Section 5(f), and Section 5(g). Notwithstanding the above, the Option shall immediately vest and be issued to the Director if the Directorship Term is terminated in accordance with Section 5(b), Section 5(c), and Section 5(e) hereof.  In the event that a change of control occurs resulting from (i) a merger of the Company into or with another person or entity; (ii) any sale or transfer of the equity interests of the Company in any such case in which the equity holders of the Company immediately prior to such transaction possess less than 50% of the Company’s or the surviving entity's issued and outstanding equity interests immediately after such transaction; or (iii) the sale by the Company of all or substantially all of its assets, the Option shall immediately vest and be issued to the Director.

(ii)
Termination of Stock Options. The Option expires and shall not be exercised upon the fifth anniversary of the date of grant; provided that if the directorship is terminated under Section 5(b), Section 5(c), and Section 5(e), the Option shall terminate upon the expiration of the applicable time period following termination of  service in accordance with the following:

(A) twelve (12) months, if the directorship is terminated under Section 5(c);

(B) three (3) months, if the directorship is terminated under Section 5(e).

(b)           Meeting Fees.  For in-person attendance to a Board meeting during the Directorship Term, the Director shall receive $300.00 USD as compensation.  For remote attendance to a Board meeting during the Directorship Term, the Director shall receive $150.00 USD as compensation.

(c)           Expense Reimbursements.  During the Directorship Term, the Company shall reimburse the Director for all reasonable out-of-pocket expenses incurred by the Director in attending any in-person meetings, provided that the Director complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses. Any expense in excess of $100.00 for a single item and $500 in total must be approved in advance by the Company. Any reimbursements for allocated expenses (as compared to out-of-pocket expenses of the Director) must also be approved in advance by the Company.

(d)           Termination of Monetary Remuneration. If the Company deems the Director to no longer be “independent,” then the Director will no longer be eligible for the compensation to be paid out under this Section 4.

5.           Directorship Term.  The "Directorship Term", as used in this Agreement, shall mean the period commencing on the date hereof and terminating on the earliest of the following to occur:

(a)	the Company’s next Annual Shareholder Meeting, at which point the Director can stand for re-election;

(b)	the death of the Director ("Death");

(c)
the disability of the Director during the Directorship Term; For purposes of this Agreement, “Disability” shall mean a determination  by the Company in accordance with applicable law that due to a physical or mental injury, infirmity or incapacity, the Executive is unable to perform the essential functions of his or her job with or without accommodation for 60 days (whether or not consecutive) during any 12-month period;

(d)	the termination of the Director from the position of member of the Board by the mutual agreement of the Company and the Director;

(e)	the removal of the Director from the Board by the shareholders of the Company;

(f)
the resignation by the Director from the Board if after the date hereof, the Chief Executive Officer of his or her current employer determines that the Director's continued service on the Board conflicts with his or her fiduciary obligations to his or her current employer (a "Fiduciary Resignation"); and

(g)
the resignation by the Director from the Board if the Board or the Chief Executive Officer of his or her current employer requires the Director to resign and such resignation is not a Fiduciary Resignation.

6.            Director's Representation and Acknowledgment.  The Director represents to the Company that his or her execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that he or she may have with or to any person or entity, including without limitation, any prior employer. The Director hereby acknowledges and agrees that this Agreement (and any other agreement or obligation referred to herein) shall be an obligation solely of the Company, and the Director shall have no recourse whatsoever against any stockholder of the Company or any of their respective affiliates with regard to this Agreement.

7.            Director Covenants.

(a)           Unauthorized Disclosure.  The Director agrees and understands that in the Director's position with the Company, the Director has been and will be exposed to and receive information relating to the confidential affairs of the Company (the “Protected Information”), including but not limited to technical information, business and marketing plans, strategies, customer information, other information concerning the Company's products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. The Director agrees that any Protected Information shall be used only in furtherance of the performance of the Director’s position with the Company and in the best interest of the Company. The Director agrees that during the Directorship Term and thereafter, the Director will keep such information confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (i) the Director shall have no such obligation to the extent such information is or becomes publicly known or generally known in the Company's industry other than as a result of the Director's breach of his or her obligations hereunder and (ii) the Director may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Directorship Term, the Director will promptly return to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data or any other tangible product or document which has been produced by, received by or otherwise submitted to the Director in the course or otherwise as a result of the Director's position with the Company during or prior to the Directorship Term, provided that, the Company shall retain such materials and make them available to the Director if requested by him in connection with any litigation against the Director under circumstances in which (i) the Director demonstrates to the reasonable satisfaction of the Company that the materials are necessary to his or her defense in the litigation, and (ii) the confidentiality of the materials is preserved to the reasonable satisfaction of the Company.

(b)           Non-Solicitation.  During the Directorship Term and for a period of three (3) years thereafter, the Director shall not interfere with the Company's relationship with, or endeavor to entice away from the Company, any person who, on the date of the termination of the Directorship Term, was an employee or customer of the Company or otherwise had a material business relationship with the Company.

(c)           Remedies.  The Director agrees that any breach of the terms of this Section 7 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Director therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Director and/or any and all entities acting for and/or with the Director, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Director. The Director acknowledges that the Company would not have entered into this Agreement had the Director not agreed to the provisions of this Section 7.

The provisions of this Section 7 shall survive any termination of the Directorship Term, and the existence of any claim or cause of action by the Director against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 7.

8.             Indemnification.  The Company agrees to indemnify the Director for his or her activities as an Director of the Company to the fullest extent permitted by law, and to cover the Director under any Directors and officers liability insurance obtained by the Company. Further, the Company and the Director agree to enter into an indemnification agreement substantially in the form of agreement entered into by the Company and its other Board members.

9.             Directors and Officers Insurance. The Company has Directors and Officer Insurance policies, which will cover the Director.

10.           Non-Waiver of Rights.  The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party to enforce each and every provision in accordance with its terms. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

11.           Notices.  Every notice relating to this Agreement shall be in writing and shall be given by personal delivery or by registered or certified mail, postage prepaid, return receipt requested; to:

If to the Company:

The Wiki Group, Inc.
1093 Broxton Avenue
Suite 210
Los Angeles, CA 90024

If to the Director:
___________________________
___________________________
___________________________

Either of the parties hereto may change their address for purposes of notice hereunder by giving notice in writing to such other party pursuant to this Section 11.

12.           Binding Effect/Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, neither the Director nor the Company shall assign all or any portion of this Agreement without the prior written consent of the other party.

13.           Entire Agreement.  This Agreement (together with the other agreements referred to herein) sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.

14.           Severability.  If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

15.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without reference to the principles of conflict of laws. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any California state or federal court and the parties hereto hereby consent to the jurisdiction of such courts in any such action or proceeding; provided, however, that neither party shall commence any such action or proceeding unless prior thereto the parties have in good faith attempted to resolve the claim, dispute or cause of action which is the subject of such action or proceeding through mediation by an independent third party.

16.           Legal Fees.  The parties hereto agree that the non-prevailing party in any dispute, claim, action or proceeding between the parties hereto arising out of or relating to the terms and conditions of this Agreement or any provision thereof (a "Dispute"), shall reimburse the prevailing party for reasonable attorney's fees and expenses incurred by the prevailing party in connection with such Dispute; provided, however, that the Director shall only be required to reimburse the Company for its fees and expenses incurred in connection with a Dispute, if the Director's position in such Dispute was found by the court, arbitrator or other person or entity presiding over such Dispute to be frivolous or advanced not in good faith.

17.           Modifications.  Neither this Agreement nor any provision hereof may be modified, altered, amended or waived except by an instrument in writing duly signed by the party to be charged.

18.           Tense and Headings.  Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

19.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[-Remainder of this Page Intentionally Left Blank-]

IN WITNESS WHEREOF, the Company has caused this Director Agreement to be executed by authority of its Board of Directors, and the Director has hereunto set his or her hand, on the day and year first above written.

THE WIKI GROUP, INC.

By:  _____________________________
Name:  Denita Willoughby
Title:    Chief Executive Officer

DIRECTOR

__________________________________
Name:  ____________________________

[-Signature Page to Director Agreement-]